Exhibit 99.1

Cars Commerce Appoints Lisa Gosselin as Chief Commercial Officer

Accomplished commercial leader brings proven track record of accelerating organic revenue growth and transforming go-to-market strategies across SaaS, adtech and data

CHICAGO (Feb. 27, 2025) — Cars.com Inc. (NYSE: CARS) (d/b/a “Cars Commerce”), an audience-driven technology company empowering automotive, announced today the appointment of Lisa Gosselin as its Chief Commercial Officer, succeeding Doug Miller. Gosselin brings more than 25 years of commercial leadership experience within SaaS, adtech and data across key verticals including retail and automotive. The move helps accelerate the Company’s platform and growth strategy.

“As we continue to simplify the automotive retail and wholesale experience, Lisa is a welcomed addition to our executive team. She is a transformative leader who has built high-performing go-to-market teams and created proven strategies to deliver top- and bottom-line growth,” said Alex Vetter, CEO of Cars Commerce. “I am confident Lisa will help us create an exceptional customer experience that deepens product adoption and accelerates growth.”

In her new role, Gosselin will oversee the Company’s sales channels. She will also be responsible for optimizing Cars Commerce’s go-to-market strategy, deepening strategic partnerships, driving revenue growth and creating long-term value for dealers, OEMs and commercial partners.

Prior to Cars Commerce, Gosselin served as Chief Revenue Officer at Numerator, a Bain Capital-backed data and technology firm. Since joining the company in 2020, she transformed Numerator’s commercial organization and led the team to four consecutive years of double-digit growth. Before Numerator, Gosselin was a senior leader at Conversant-Epsilon for five years, leading U.S. Business Development and CRM solutions as well as the auto vertical supporting OEMs. In addition, Gosselin spent 14 years at Catalina Marketing, a leader in data-driven marketing solutions, and served in multiple roles at Anheuser-Busch, PepsiCo, and Suntory, Inc.

“I’m thrilled to join Cars Commerce and work alongside such a dynamic team,” said Lisa Gosselin. “I look forward to deepening the partnerships with our customers to drive efficiency, profitability and impactful outcomes for their businesses. It is a pivotal time to join the automotive industry and the Cars Commerce team. I’m excited to build on the company’s momentum and contribute to its next phase of growth.”

“Over the last seven years, Doug Miller oversaw the expansion of our suite of platform solutions, helped launch our unified Cars Commerce commercial brand and created an inspiring sales culture. We are grateful for his leadership and service to Cars Commerce and the automotive industry” Vetter said.

Gosselin’s appointment as Chief Commercial Officer is effective immediately.

ABOUT CARS COMMERCE

Cars Commerce is an audience-driven technology company empowering automotive that simplifies everything about buying and selling cars. The Cars Commerce platform includes the flagship automotive marketplace and dealer reputation site Cars.com, innovative digital marketing technology and services from Dealer Inspire, industry-leading trade-in and appraisal technology from AccuTrade, an exclusive in-market media network, and powerful and predictive AI technologies that enable more efficient and profitable retail operations. Cars Commerce is the essential partner to stay one step ahead in automotive. Learn more at www.carscommerce.inc.